EXHIBIT 2.2

                            [maxxZone.com letterhead]


Ron Davis
Global Capital Trust
P.O. Box 1109
Basseterre, St. Kitts
West Indies


                                 April 23, 2004


         RE:  REPAYMENT OF DEBT

Dear Mr. Ron Davis,


      This letter memorializes the agreement (the "Agreement") by and among maxxZone.com, Inc., a Nevada corporation (the "Company") and Global Capital Trust ("Global"), and Roland Becker, individually, pursuant to which (i) the Company agrees to sell, grant, convey, bargain, transfer, assign and deliver all of the assets of the Company to Global (the "Assignment"), and (ii) Global agrees to assume and undertake to discharge all liabilities, as itemized on
SCHEDULE 1 hereto, and any other accrued liabilities of the Company prior to closing of the Company's impending asset purchase agreement (the "APA") with American Card Services, a Delaware corporation ("ACS"), (the "Assumption"). This Agreement shall be consideration for full satisfaction and accord of the Company's debt of $40,000 and other liabilities (the "Debt") owed to Global, as repayment of loans the Company received from MaxxPlay Enterprises Inc., a Nevada corporation ("MaxxPlay") to the Company through the later of April 16, 2004, or the closing of the APA. The Assignment and Assumption shall be effective immediately subsequent to closing of the APA. Mr. Becker hereby represents that he is the beneficial holder of a majority of the issued and outstanding equity securities of MaxPlay.

      By signing below, and thereby accepting the terms of this Agreement, MaxxPlay, Global and Mr. Becker agree to release and waive any and all claims either of them may have against the Company, known or unknown, arising out of the Debt or for wages, fees or any other claims related to the affiliation or relationship of either of them with the Company, provided that the Assignment and the Assumption become effective. Becker agrees to defend, hold harmless and indemnify the Company from and against any and all claims by MaxxPlay or its successors and assigns, arising out of or related to the Debt or MaxxPlay's affiliation or relationship with the Company.

      MaxxPlay hereby represents and warrants that it has sold, granted, conveyed, bargained, transferred, assigned and delivered the Debt and other liabilities of the Company to Global. Global hereby represents and warrants that it has assumed and undertaken to discharge all liabilities, as itemized on
SCHEDULE 1 hereto, and any other accrued liabilities of the Company prior to closing of the Company's impending APA with ACS.

      If you agree with the foregoing, please sign below and return a copy of this letter to me by facsimile today and the original by overnight delivery.


                                            Sincerely,

                                            Steve Careaga
                                            Director


ACKNOWLEDGED AND AGREED:

GLOBAL CAPITAL TRUST



By:  ____________________________        By:  ______________________________
     Name:  _____________________             Roland Becker, individually
     Title: _____________________

MAXXPLAY ENTERPRISES INC.



By:  ____________________________
        Name:  __________________
        Title:  _________________

ACKNOWLEDGED

AMERICAN CARD SERVICES, INC.



By:  ____________________________
        Name:  __________________
        Title:  _________________